AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 8, 2017

Registration No. 333-175000

Registration No. 333-206601

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-206601

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-175000

UNDER

THE SECURITIES ACT OF 1933

BANKRATE, INC.

(Exact name of registrant as specified in its charter)

Delaware	65-0423422
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1675 Broadway, 22nd Floor

New York, New York 10019

(917) 368-8600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

BANKRATE, INC. 2015 EQUITY COMPENSATION PLAN

BANKRATE, INC. 2011 EQUITY COMPENSATION PLAN

(Full titles of the plans)

Mark A. Brodsky

Vice President

1675 Broadway, 22nd Floor

New York, New York 10019

(917) 368-8600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:

William R. Dougherty

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Telephone: (212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) of Bankrate, Inc., a Delaware corporation (the “Registrant”), previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-8 (File No. 333-206601), filed with the SEC on August 26, 2015, registering 8,049,594 shares of common stock, par value $0.01 per share, of the Registrant (the “Common Stock”), pursuant to the Bankrate, Inc. 2015 Equity Compensation Plan; and

•	Registration Statement on Form S-8 (File No. 333-175000), filed with the SEC on June 17, 2011, registering 12,120,000 shares of Common Stock pursuant to the Bankrate, Inc. 2011 Equity Compensation Plan.

On November 8, 2017, pursuant to an Agreement and Plan of Merger, dated as of July 2, 2017 (the “Merger Agreement”), by and among the Registrant, Red Ventures Holdco, LP, a North Carolina limited partnership (“Red Ventures”), and Baton Merger Corp., a Delaware corporation and an indirect wholly owned subsidiary of Red Ventures (“Merger Sub”), Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving corporation and as a wholly owned subsidiary of Red Ventures (the “Merger”). At the effective time of the Merger, each outstanding share of Common Stock (other than certain shares specified in the Merger Agreement) was converted into the right to receive $14.00 in cash, without interest.

In connection with the Merger, the Registrant is terminating the Registration Statements and all offerings of securities pursuant to the Registration Statements and deregistering the remaining shares of Common Stock registered but unsold under the Registration Statements, if any, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the shares of Common Stock that had been registered for issuance that remain unsold at the termination of the offerings. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such shares of Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 8, 2017.

BATON HOLDING, LLC (as successor to Bankrate, Inc.)

By:	/s/ Mark A. Brodsky
Name:	Mark A. Brodsky
Title:	Vice President

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.